Earnings Conference Call	04/16/03	FINAL

Dave’s Initial Comments:

Good morning everyone. Thanks for joining us for our first quarter 2003 investor conference call. As always, we appreciate your interest in our company. Traci and I look forward to sharing our results with you and answering your questions.

As is typical, the first quarter was a tough one, exacerbated by tough economic conditions at home and the war in Iraq. In spite of the unfavorable conditions, we were pleased with our performance. While revenues were down by $100,000 from the first quarter of 2002, no small feat in its own right, we were able to reduce our operating loss by $250,000 and generate positive cash flow.

We are not seeing any significant change in the market environment. Purchasing decisions by both new and prospective customers are still being postponed. The competition for those deals that are getting done is more intense than ever. Our existing customers remain loyal, but are demanding ever higher returns on their business system investments. And the economic and political outlook remains uncertain. That said, we continue to drive every part of our business to be more effective. Our team is clearly responding to the challenge, and intends to deliver even better results in the quarters and years to come.

Let me turn things over to Traci for a more in-depth look at our financial results. After she’s done, I’ll give you some further thoughts on the business and the outlook for the rest of the year. Traci?

Traci’s Comments:

Thanks, Dave.

Our first quarter 2003 revenues were $7.3 million compared to $7.4 million in the first quarter of 2002. The decline in revenue from the prior year first quarter was due to lower software license revenue offset in part by higher services revenues. Software license revenue was $1.7 million for the quarter, down from $2.0 million in the first quarter of the prior year.

We continue to see a very competitive market space for enterprise software. We specifically noted some pricing pressures which forced higher discounting levels than we experienced in the same quarter of the prior year, however, discounting was lower than fourth quarter of 2002 levels.

The average direct contract sold during the quarter was $132,000, up from $112,000 in the first quarter of 2002. Approximately 75% of the new system sales, in units, came from the direct channel which is down slightly from 81% in the first quarter of 2002.

Services revenue increased to $5.4 million in the first quarter of 2003 from $5.3 million in the first quarter of the prior year. The increase results largely from our growing customer base with support and maintenance contracts. At March 31, 2003, over 80% of our active customers have active support and maintenance contracts.

The gross profit margin was 66%, compared to 65% in the prior year first quarter. The 2003 gross profit margin included a $51,000 restructure charge benefit for an early release on an office facility which was obtained in March. That facility had been part of our 2001 restructuring plan.

Operating expenses for the quarter were down to $5.0 million compared to $5.2 million in 2002 largely from proactive reductions made in sales and marketing costs. We had 208 employees at the end of the quarter, compared to 211 employees at December 31, 2002, and 227 employees at March 31, 2002.

For the quarter, operating loss was $166,000 compared to $415,000 operating loss in the first quarter of the prior year. The operating loss was much reduced from the prior year first quarter on reduced revenues due to ongoing cost management initiatives. Net loss for the first quarter of 2003 was $120,000 or ($.02) per share compared to a loss of $334,000 or ($.07) per share for the first quarter of 2002.

At March 31, 2003, we had $16.6 million of cash and investments and had no outstanding debt. This is up from $16.5 million at December 31, 2002.

Accounts receivable, net, were $4.5 million at March 31, 2003, compared with $5.5 million at December 31, 2002, and represents DSO of 55 days, down from 65 days at December 31, 2002. Deferred revenue was $9.5 million, compared to $10.3 million at December 31, 2002.

Total shareholders' equity was $11.9 million.

That concludes my comments on our financial performance.

Dave’s Comments Continued:

As Traci’s comments indicate, we’ve made good progress in improving our financial performance. And we have every intention of delivering continued improvements as we move forward, even without any dramatic improvement in the economy. For us, it’s about streamlining our operations, finding new areas of revenue growth, executing our plans effectively, delivering new and better products and services, and bringing ever higher levels of value to our customers.

We had a number of accomplishments during the quarter, including a partnership with Infoscan Software Systems (Minneapolis, Minn.) to deliver a Warehouse Management Solution to small and midsize manufacturers; the release of a new Electronic Data Interchange (EDI) capability based on XML technology; a partnership with LiveVault Corporation (Marlborough, Mass.) to provide a fully managed online backup and recovery service; and the release of new Supply Chain Management and Customer Relationship applications.

We just kicked off the new quarter with a wonderfully successful User Conference in Indianapolis. Nearly 500 customers were in attendance in spite of the economy and the war. We were pleased with the customer feedback we received and the number of resulting sales and service opportunities.

Looking ahead, our outlook is consistent with the one we offered in January. We believe our financial performance in 2003 will exceed that of 2002. Given the difficult economic climate and the competitive nature of the enterprise software space, we anticipate modest revenue growth accompanied by improved profitability and positive cash flow. Longer term, as the economy improves, we believe that small and midsize manufacturers and distributors will increase their investments in business systems to streamline operations, reduce costs and increase competitiveness, and that we will directly benefit.

Traci and I are now ready to take your questions.

Operator will provide instructions:

At this time, the officers of the company would like to open the forum to any questions that you may have. If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, please press 1 4 on your push-button phone. Should you wish to withdraw your question, press 1 3.

Your question will be taken in the order it is received. Please stand by for your first question. Your first question comes from (*Insert participant's name here*). (*Insert participant's name here*), please state your affiliation followed by your question.

(Based on time and/or number of individuals in queue, the operator will announce the final question as follows:)

Ladies and Gentlemen, we only have time for one more question. The last question will come from (*Insert Participant’s name here). Please state your affiliation followed by your question.

Dave’s Closing Comments

We thank all of you for taking your time to join us this morning. We remain committed to improving our performance in every way possible. We believe our strategy is sound and that we’ve got the products and the people to expand on our leadership position in the small and midsize enterprise software market. We are excited about the future and believe that our stockholders will be rewarded for the confidence they have shown in us.

We'll talk with you again in July after the close of our second quarter.

Operator will close call:

Ladies and gentlemen, that concludes our conference for today. Thank you all for participating and have a nice day. All parties may disconnect now.